UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2025

Willis Towers Watson Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (011) (44)-(20)-3124-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.000304635 per share	WTW	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 17, 2025, Willis Towers Watson Public Limited Company (“WTW”), together with its wholly owned subsidiary, Trinity Acquisition plc (“TA”) and its indirect subsidiary, Willis North America Inc., a Delaware corporation (“WNA” and together with TA, the “Borrowers”) entered into a $1,500,000,000 revolving credit facility (the “Credit Facility”), that will mature on October 17, 2030 (unless extended in accordance with the terms thereof). The terms of the Credit Facility are set forth in the Third Amended and Restated Credit Agreement, dated as of October 17, 2025 (the “Credit Agreement”), among, the Borrowers, WTW, as the parent, the lenders party thereto and Barclays Bank PLC, as administrative agent.

The Credit Facility will be used to refinance any outstanding obligations under that certain Second Amended and Restated Credit Agreement, dated as of October 6, 2021, among the Borrowers, WTW, as the parent, the lenders party thereto and Barclays Bank PLC, as administrative agent and, following the closing date, proceeds of the loans and other credit extensions under the Credit Facility will be available for working capital, capital expenditures, permitted acquisitions and other lawful corporate purposes.

Amounts outstanding under the Credit Facility shall bear interest, at the Company’s option, at a rate equal to (a) the Term Benchmark or Daily Simple RFR (as applicable based on the currency of the loan) plus 0.750% to 1.375% for Term Benchmark loans or RFR loans or (b) the Base Rate equal to the greatest of (i) the “prime rate” quoted by The Wall Street Journal, (ii) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (iii) Term SOFR plus 1.00%, plus 0.00% to 0.375% for Base Rate Loans, in each case, based upon WTW’s guaranteed senior-unsecured long term debt rating. In addition, TA will pay (a) a commitment fee equal to 0.065% to 0.150% (based upon WTW’s guaranteed senior-unsecured long term debt rating) of the committed amount of the Credit Facility that has not been borrowed and (b) a letter of credit fee for each outstanding letter of credit equal to (i) the daily amount available to be drawn under such letter of credit multiplied by (ii) 0.750% to 1.375%, in each case, based upon WTW’s guaranteed, senior-unsecured long term debt rating.

Conditions to each borrowing under the Credit Facility include the accuracy and completeness in all material respects of all representations and warranties in the loan documentation and that no default under the Credit Facility shall exist, or would result from such borrowing or the application of the proceeds thereof.

Voluntary prepayment is permitted under the Credit Facility without penalty or premium in amounts greater than $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding. In addition, the Credit Facility requires mandatory prepayment in certain circumstances.

WTW is subject to various affirmative and negative covenants and reporting obligations under the Credit Facility. These include, among others, limitations on indebtedness of non-loan parties, liens, certain investments, fundamental changes, sale of all or substantially all of the assets of WTW and its subsidiaries (on a consolidated basis), and maintenance of certain financial covenants. Events of default under the Credit Facility include non-payment of amounts due to the lenders, violation of covenants, incorrect representations, defaults under other material indebtedness, judgments, specified insolvency-related events, certain ERISA events, and invalidity of loan documents, subject to, in certain instances, specified thresholds, cure periods and exceptions. The obligations of TA under the Credit Facility are guaranteed by WTW and certain of its subsidiaries pursuant to the Third Amended and Restated Guaranty Agreement, dated as of October 17, 2025 (the “Guaranty”), among TA, WTW, the other guarantors party thereto and Barclays Bank PLC, as administrative agent. The obligations of WTW under the Credit Facility are unsecured.

The descriptions of the Credit Agreement and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement and the Guaranty, copies of which are attached as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference under this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Third Amended and Restated Credit Agreement, dated as of October 17, 2025, among, Trinity Acquisition plc and its indirect subsidiary, Willis North America Inc., Willis Towers Watson Public Limited Company, the lenders party thereto and Barclays Bank PLC, as administrative agent

10.2	Third Amended and Restated Guaranty Agreement, dated as of October 17, 2025, among, Trinity Acquisition plc, Willis Towers Watson Public Limited Company, the other guarantors party thereto and Barclays Bank PLC, as administrative agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2025	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

	By:	/s/ Andrew Krasner
Andrew Krasner
Chief Financial Officer

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